Exhibit 10.7

PROJECT MANAGEMENT
 SERVICES AGREEMENT

             This Project Management Services Agreement (the “Agreement”) is made as of the 20th day of May, 2010 by and between CIRCLE BANK (“Owner”) with its place of business at 1400 A Grant Avenue, Novato, CA 94945 and ARTHUR CHATHAM (The “Project Manager”) with his place of business at 13929 Williams Rd., CA 95442.

             Owner, desires to engage the Project Manager to provide certain services as more fully defined below.

            For and in consideration of the premises and the mutual covenants and conditions contained herein, Owner, and the Project Manager hereby agree as follows:

    1.        SCOPE OF SERVICES

The scope of services to be provided herein is for project management and consulting services with regard to Owner’s plans to construct a branch bank location in Corte Madera, California. Services shall include, but shall not be limited to, project design consultations with Owner’s design professionals, assisting in obtaining building permits, acquiring bids for construction work and materials, interactions and coordination with Owner’s staff, inspections of all work and purchases, approval of contracts, coordination of contractor and sub-contractor work, review and approval of all invoices, and acting as Owner’s representative in all matters as Owner shall desire.

    2.        COMMENCEMENT DATE AND TERM

The term of this Agreement shall be deemed to commence on May 20, 2010 and shall expire upon the satisfactory completion (or abandonment) of the projects, unless extended by mutual consent of Owner and the Project Manager, in writing.

    3.        COMPENSATION

Owner shall pay to the Project Manager the contract management fee of $75.00 per hour payable monthly based upon progress billings submitted by the Project Manager. Total compensation shall not exceed $25,000.00 (Twenty-five Thousand Dollars), without prior written consent of Circle Bank.

Project Manager shall be entitled to reimbursement for actual out of pocket expenses incurred during the course of this contract.

    4.        PROJECT MANAGER/OWNER RELATIONSHIP

The parties hereto agree that in the performance of its duties and obligations hereunder, the Project Manager is not the agent of Owner but is acting as an independent consultant, within the generally accepted meaning of the term. The Project Manager agrees that in connection with the Services provided hereunder he shall not be considered an employee of Owner by virtue of this Agreement or the Services performed hereunder.

    5.        INDEMNITY

To the extent permitted by law, the Project Manager shall defend, indemnify and hold Owner harmless from and against all liability, claims, damages, judgments. Loss and actions (Claims”) of any nature whatsoever which arise out of or are connected with the performance of the services by the Project Manager and where such Claims result from the negligence or acts, errors, omissions, breach of contract, fraud or bad faith of the Project Manager.

To the extent permitted by law, Owner shall defend, indemnify and hold the Project Manager harmless from and against all Claims which arise out of or are connected with the failure or refusal of Owner to make payment, or to perform an other contractual obligation due to third parties providing work, labor or services to the project where such Claims arise from any breach of contract by Owner or where such Claims result from the sole negligence or acts, errors, omissions, fraud or bad faith of Owner without any direct or indirect participation of the Project Manager as the basis for said Claims.

    6.        MISCELLANEOUS

Liability. No personal liability shall accrue hereunder against any individual, officer, director, shareholder, employee, or principal (disclosed or undisclosed) or Owner or the Project Manager with respect to the performance of the duties and obligations called for herein,

Notices. All notices required or permitted to be given b on party to the other hereunder shall be in writing and shall be sent by U.S. Mail or commercial messenger service, or shall be hand-delivered to the following address:

IF TO OWNER:

Ms. Kim Kaselionis
Circle Bank
1400 A Grant Street
Novato, CA 94945

IF TO THE PROJECT MANAGER:

Arthur R. Chatham
P.O. Box 1413
Glen Ellen, CA 95442

Entire Agreement. This Agreement, including all exhibits attached hereto constitutes the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof. Each party further agrees with, and represents to the other that, except as set forth in this Agreement, neither the other party nor any representative of the other party has made any representation or promise not embodied in this Agreement upon which the parties have relied.

Confidential Information. The Project Manager shall not use for its own advantage nor disclose to any third party, any proprietary or confidential information relating to the business operations or properties of Owner, obtained during the course of the services. The contents and substance of all discussions and communications relating to such proprietary or confidential information, oral or written, between Owner and the Project Manager shall be kept confidential and shall not be disclosed by the Project Manager to any persons or entities, including governmental authorities or community groups, without the prior written consent of Owner. The provisions of this subparagraph shall survive the termination of this agreement.

Applicable Law. This Agreement is to be performed in and shall be interpreted, construed and enforced pursuant to the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

By:	By:

Circle Bank	Arthur R. Chatham